As filed with the Securities and Exchange Commission on September 13, 2005
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

      ---------------------------------------------------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

      ---------------------------------------------------------------------

                     COMMUNITY BANK SHARES OF INDIANA, INC.
             (Exact name of registrant as specified in its charter)

                   INDIANA                                35-1938254
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                 Identification No.)

                101 West Spring Street, New Albany, Indiana 47150
               (Address of Principal Executive Offices) (Zip Code)

          Community Bank Shares of Indiana, Inc. 2005 Stock Award Plan
                            (Full title of the plan)

                    Paul A. Chrisco, Chief Financial Officer
                     Community Bank Shares of Indiana, Inc.
                             101 West Spring Street
                            New Albany, Indiana 47150
                     (Name and address of agent for service)

                                 (812) 944-2224
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
                                                             Proposed
                                            Proposed         maximum
Title of each                 Amount        maximum          aggregate     Amount of
class of securities           to be         offering price   offering      registration
to be registered              registered    per share(1)     price(1)      fee(1)
---------------------------------------------------------------------------------------
Common Stock,
$.100 par value per share     400,000(2)       $23.34        $9,336,000      $1,099
---------------------------------------------------------------------------------------

(1) The exercise price for options for 400,000 shares is unknown. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low prices on September 9, 2005 on the NASDAQ SmallCap Market.

(2) The registrant also hereby registers such indeterminate number of additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the plan and pursuant to Rule 416(a) under the Securities Act of 1933, as amended.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II
             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by Community Bank Shares of Indiana, Inc. (the "Company") with the Commission are incorporated herein by reference:

      (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 000-25766);

      (ii) the Company's Current Report on Form 8-K dated February 3, 2005 (File No. 000-25766);

      (iii) the Company's Current Report on Form 8-K dated February 25, 2005 (File No. 000-25766);

      (iv) the Company's Current Report on Form 8-K dated April 20, 2005 (File No. 000-25766);

      (v) the Company's Current Report on Form 8-K dated May 17, 2005 (File No. 000-25766);

      (vi) the Company's Current Report on Form 8-K dated July 21, 2005 (File No. 000-25766);

      (vii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 000-25766);

      (viii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (File No. 000-25766)

      (ix) those portions of the Company's definitive Proxy Statement (File No. 000-25766) for it's Annual Meeting of Shareholders held on May 17, 2005 that are incorporated by reference into Items 10, 11, 12, 13 and 14 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 000-25766); and

      (x) the description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-4 (File No. 000-25766) filed with the Commission on February 20, 1998, and any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

      Indemnification of corporate directors and officers is governed by Indiana Code 23-1-37 (the "Code"). Under the Code, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the Company), whether civil or criminal, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Company (or, if not in his official capacity with the Company, was not opposed to the Company's best interests) and, in criminal actions or proceedings only, in addition, either had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The Company's Bylaws make this indemnification permitted by the Code a mandatory obligation of the Company.

      Article XI entitled INDEMNIFICATION, of the Company's Bylaws provides as follows:

      11.1 Definitions. As used in this Article XI:

(a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) "Expenses" include counsel fees;

(d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Company; and

(e) "Director" means an individual who is or was a director of the Company or an individual who, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Company if his duties to the Company also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

      11.2 Indemnification by Company.

(a) The Company shall indemnify any Officer or Director who is made a Party to any Proceeding because the Officer or Director is or was an Officer or Director against liability incurred in the Proceeding if:

      (1) Such Officer or Director conducted himself in good faith; and

      (2) Such Officer or Director reasonably believed:

            (i) In the case of conduct in his official capacity with the Company, that his conduct was in the best interests of the Company; and

            (ii) In all other cases, that his conduct was at least not opposed to the best interests of the Company; and

      (3) In the case of any criminal Proceeding, such Officer or Director either:

            (A)   had reasonable cause to believe his conduct was lawful; or

            (B)   had no reasonable cause to believe his conduct was unlawful.

(b) A Director's conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of
Section 11.2(a)(2)(ii) of these Bylaws.

(c) Indemnification shall be made against judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 11.2(c).

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section
11.2 shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding provided:

            (i) The Company receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 11.2, and (II) the Company receives a written undertaking executed personally or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

            (ii) The Company's Board of Directors (or other appropriate decision-maker for the Company) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Chapter 37 of the Act, or any successor statutes.

      (2) The undertaking required by Section 11.2(d)(1)(i)(II) shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

      (3) Determinations and authorizations of payments under this Section 11.2(d) shall be made in the manner specified in Section 11.2(e) of these Bylaws.

(e) (1) The  Company  shall not  indemnify  an  Officer or  Director  under this
Section 11.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this
Section 11.2.

      (2) Such determination shall be made:

            (i) By the Company's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

            (ii) If a quorum cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Company's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

            (iii) By special legal counsel:

                  (I) Selected by the Company's Board of Directors or its committee in the manner prescribed in Sections 11.2(e)(2)(i) and (ii) of these Bylaws; or

                  (II) If a quorum of the Board of Directors cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 11.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

            (iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

      (3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 11.2(e)(2)(iii) of these Bylaws to select counsel.

      11.3 Further  Indemnification.  Notwithstanding  any limitation imposed by
Section 11.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 11.2 of these Bylaws, the Company, to the full extent permitted by law, may agree by contract, resolution of the Board of Directors or shareholders or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Company or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Company or by or on behalf of the Officer or Director in his capacity as an Officer or Director. This Article XI does not limit the Company's power to pay or reimburse Expenses incurred by an Officer or Director in connection with such Officer's or Director's appearance as a witness in a Proceeding at a time when the Officer or Director has not been made a named defendant or respondent to the Proceeding.

      11.4 Insurance. The Company may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, whether or not the Company would have power to indemnify the individual against the same liability under this Article XI, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

      In addition, the Company maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by Directors and Officers of the Company in connection with the performance of their duties.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits

The following Exhibits are filed herein:

Exhibit No.       Description

4.1 Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005).

4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K dated May 17, 2005 (File No. 000-25766)).

5                 Opinion of Stoll, Keenon & Park, LLP.

23.1              Consent of Crowe Chizek and Company LLC.

23.2              Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5).

24                Power of Attorney (precedes signatures).

99.1 Community Bank Shares 2005 Stock Award Plan (incorporated herein by reference to Appendix B of the Registrant's
                  Definitive  Proxy  Statement  on  Schedule  14A filed with the
                  Commission on April 11, 2005 for the 2005 Annual Meeting of Shareholders (File No. File No. 000-25766)).

Item 9.

Undertakings

The undersigned registrant hereby undertakes:

(1) The registrant will:

      (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration.

      (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Indiana, on August 23, 2005.


                                     By:   /s/ James D. Rickard
                                         ---------------------------------------
                                           James D. Rickard,
                                           President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Rickard and Paul A. Chrisco with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

       Name                                     Title                                 Date

/s/ James D. Rickard       President, Chief Executive Officer and Director       August 23, 2004
--------------------       (Principal Executive Officer of the Registrant)
James D. Rickard


/s/ Paul A. Chrisco        Senior Vice-President and Chief Financial Officer     August 23, 2004
-------------------        (Principal Financial and Accounting Officer)
Paul A. Chrisco


/s/ Timothy T. Shea        Chairman of the Board of Directors and Director       August 23, 2004
-------------------
Timothy T. Shea


/s/ Gary L. Libs           Director                                              August 23, 2004
----------------
Gary L. Libs


/s/ R. Wayne Estopinal     Director                                              August 23, 2004
----------------------
R. Wayne Estopinal


/s/ George M. Ballard      Director                                              August 23, 2004
---------------------
George M. Ballard


/s/Gordon L. Huncilman     Director                                              August 23, 2004
----------------------
Gordon L. Huncilman


/s/ Kerry M. Stemler       Director                                              August 23, 2004
--------------------
Kerry M. Stemler


/s/ Steven R. Stemler      Director                                              August 23, 2004
---------------------
Steven R. Stemler


/s/ Dale L. Orem           Director                                              August 23, 2004
----------------
Dale L. Orem

                                  EXHIBIT INDEX

Exhibit No.       Description

4.1 Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005).

4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K dated May 17, 2005 (File No. 000-25766)).

5                 Opinion of Stoll, Keenon & Park, LLP.

23.1              Consent of Crowe Chizek and Company LLC.

23.2              Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5).

24                Power of Attorney (precedes signatures).

99.1 Community Bank Shares 2005 Stock Award Plan (incorporated herein by reference to Appendix B of the Registrant's
                  Definitive  Proxy  Statement  on  Schedule  14A filed with the
                  Commission on April 11, 2005 for the 2005 Annual Meeting of Shareholders (File No. File No. 000-25766)).